UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

RASER TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Utah	87-0638510
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

5152 North Edgewood Drive, Suite 375, Provo, Utah 84604

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which Each class is to be registered
Common Stock, $0.01 par value per share	Pacific Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates (if applicable):

Securities to be registered pursuant to Section 12(g) of the Act:

None.

Item 1. Description of Registrant’s Securities to be Registered

Raser Technologies, Inc. (“Registrant”) hereby incorporates by reference the description of its securities to be registered hereunder contained under the heading “Description of Securities” in Registrant’s Registration Statement on Form SB-2 (File No. 333-124204), as originally filed with the Securities and Exchange Commission (the “Commission”) on April 20, 2005 or subsequently amended (the “Registration Statement”).

The Registrant’s board of directors is divided into three classes. The directors in each class will serve for a three-year term with one class being elected each year by the Registrant’s shareholders. This system of electing and removing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of the Registrant because it generally makes it more difficult for shareholders to replace a majority of the directors.

The Registrant’s Amended and Restated Articles of Incorporation do not provide for cumulative voting in the election of directors.

Pursuant to the Registrant’s Amended and Restated Articles of Incorporation, the Registrant’s board of directors has the ability to authorize undesignated preferred stock, which makes it possible for the Registrant’s board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Registrant.

The provisions of the Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Registrant’s common stock that often result from actual or rumored hostile takeover attempts. Such provisions may also have the effect of preventing changes in the Registrant’s management. It is possible that these provisions could make it more difficult to accomplish transactions which the Registrant’s shareholders may otherwise deem to be in their best interests.

The foregoing description of the Registrant’s common stock does not purport to be complete and is qualified in its entirety by reference to the Registrant’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, copies of which are filed as exhibits hereto and are hereby incorporated herein by reference.

Item 2. Exhibits

The following exhibits are filed herewith or incorporated by reference herein as indicated below:

3.2	*	Amended and Restated Bylaws of the Registrant.

3.3	**	Amended and Restated Articles of Incorporation of the Registrant.

*	Incorporated by reference to Exhibit 3.2 filed with the Registrant’s Form 10-QSB (File No. 000-30657) on August 13, 2004.

**	Incorporated by reference to Exhibit 3.3 filed with the Registrant’s Current Report on Form 8-K (File No. 000-30657) on July 8, 2005.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: November 1, 2005	RASER TECHNOLOGIES, INC.

	By:	/s/ William Dwyer
William Dwyer
Chief Financial Officer

EXHIBIT INDEX

3.2	*	Amended and Restated Bylaws of the Registrant.

3.3	**	Amended and Restated Articles of Incorporation of the Registrant

*	Incorporated by reference to Exhibit 3.2 filed with the Registrant’s Form 10-QSB (File No. 000-30657) on August 13, 2004.

**	Incorporated by reference to Exhibit 3.3 filed with the Registrant’s Current Report on Form 8-K (File No. 000-30657) on July 8, 2005.